SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2003

PILLOWTEX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-49835	75-2147728
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Lake Circle Drive Kannapolis, North Carolina	28081
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 704-939-2000

(Former Name or Former Address, if Changed Since Last Report)

Item 3. Bankruptcy or Receivership.

On July 30, 2003, Pillowtex Corporation, a Delaware corporation (the “Company”), and all of its domestic subsidiaries filed voluntary petitions under chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On August 1, 2003, the Bankruptcy Court entered an interim order authorizing the Company to enter into an agreement with its revolving credit facility lenders, which agreement amends, in certain respects, its existing revolving credit facility and allows the Company to continue to borrow money under its revolving credit facility to fund its expenses during the bankruptcy process. A final hearing to approve the agreement is scheduled for August 20, 2003. The Bankruptcy Court also approved the payment of certain pre-petition obligations, including employee salaries and wages and obligations to customers.

A copy of the press release issued by the Company on July 30, 2003, announcing its filing with the Bankruptcy Court is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5. Other Events and Regulation FD Disclosure.

In connection with its bankruptcy filing, the Company closed substantially all of its operations at its textile manufacturing and distribution facilities and terminated approximately 6,450 salaried and hourly positions. A copy of the press release issued by the Company on July 30, 2003, announcing the plant closings and employee terminations is attached hereto as Exhibit 99.2 and incorporated herein by reference.

In addition, in connection with its bankruptcy filing, the Company announced that it had signed a definitive agreement with GGST, LLC for the sale of substantially all of its plants, equipment and brands, subject to Bankruptcy Court approval under Section 363 of the Bankruptcy Code. Reference is hereby made to the Company’s press release attached hereto as Exhibit 99.1 for additional information regarding the agreement with GGST.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Businesses Acquired:

Not Applicable.

(b)	Pro Forma Financial Information:

Not Applicable.

(c)	Exhibits:

Exhibit No.	Description

99.1	Pillowtex Corporation Press Release, dated July 30, 2003

99.2	Pillowtex Corporation Press Release, dated July 30, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

PILLOWTEX CORPORATION

By:	/s/ John F. Sterling
Name: John F. Sterling
Title: Vice President and General Counsel

Date: August 11, 2003

EXHIBIT INDEX

Exhibit No.	Description

99.1	Pillowtex Corporation Press Release, dated July 30, 2003

99.2	Pillowtex Corporation Press Release, dated July 30, 2003